Exhibit 23


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Trustees
USBANCORP Western Region 401(k) Plan
Monroeville, Pennsylvania

     We hereby consent to the inclusion in Form 11-K of our report dated May 24, 2001 relating to the statements of net assets available for benefits of the USBANCORP Western Region 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the three years ended December 31, 2000.

Barnes, Saly & Company, LLP

Johnstown, Pennsylvania
June 25, 2001